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                                                                    EXHIBIT 12.1

                                FIRSTENERGY CORP.
                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------------------------
                                                                         1998         1999         2000         2001         2002
                                                                      ----------   ----------   ----------   ----------   ----------
                                                                                                                           RESTATED
                                                                                          (DOLLARS IN THOUSANDS)

EARNINGS AS DEFINED IN REGULATION S-K:

   Income before extraordinary items and cumulative effect of
     accounting changes ..........................................    $  441,396   $  568,299   $  598,970   $  646,447   $  552,804
   Interest and other charges, before reduction for
     amounts capitalized .........................................       608,618      585,648      556,194      591,192      986,756
   Provision for income taxes ....................................       321,699      394,827      376,802      474,457      528,694
   Interest element of rentals charged to income (a) .............       283,869      279,519      271,471      258,561      246,416
                                                                      ----------   ----------   ----------   ----------   ----------
     Earnings as defined .........................................    $1,655,582   $1,828,293   $1,803,437   $1,970,657   $2,314,670
                                                                      ==========   ==========   ==========   ==========   ==========

FIXED CHARGES AS DEFINED IN REGULATION S-K:

   Interest expense ..............................................    $  542,819   $  509,169   $  493,473   $  519,131   $  911,109
   Subsidiaries' preferred stock dividend requirements ...........        65,299       76,479       62,721       72,061       75,647
   Adjustments to subsidiaries' preferred stock dividends
     to state on a pre-income tax basis ..........................        43,370       44,829       32,098       43,931       51,799
   Interest element of rentals charged to income (a) .............       283,869      279,519      271,471      258,561      246,416
                                                                      ----------   ----------   ----------   ----------   ----------
     Fixed charges as defined ....................................    $  935,357   $  909,996   $  859,763   $  893,684   $1,284,971
                                                                      ==========   ==========   ==========   ==========   ==========

CONSOLIDATED RATIO OF EARNINGS TO FIXED
   CHARGES (b) ...................................................          1.77         2.01         2.10         2.21         1.80
                                                                      ==========   ==========   ==========   ==========   ==========

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(a)   Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

(b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $3,828,000 for the year ended December 31, 1998. The guarantee and related coal supply contract debt expired December 31, 1999.